Exhibit 3.2
DSW MS LLC
Operating Agreement and Declaration
THIS OPERATING AGREEMENT AND DECLARATION (this “Agreement”), by DSW Inc., an Ohio corporation (the “Member”), is made and dated to be effective upon the filing of the Articles of Organization, as defined below.
WITNESSETH:
WHEREAS, the Member has caused to be filed with the Ohio Secretary of State Articles of Organization in respect of DSW MS LLC (the “LLC”), a limited liability company formed under the laws of the State of Ohio; and
WHEREAS, the Member desires to enter into this Agreement as to the affairs of the LLC and the conduct of its business, and the Member intends that this Agreement constitute the “operating agreement” of the LLC, within the meaning of that term as defined in Chapter 1705 of the Ohio Revised Code (the “Act”);
NOW THEREFORE, it is agreed, stated and declared as follows:
Section 1. Formation; Member. The LLC was formed upon (a) the execution of the Articles of Organization by Robert J. Tannous as the Authorized Representative of the Member (the “Authorized Representative”), substantially in the form of Exhibit A attached hereto and made a part hereof (the “Articles of Organization”), and (b) the filing of the Articles of Organization with the Ohio Secretary of State. The Member hereby approves and ratifies the completion, execution, delivery and filing of the Articles of Organization by the Authorized Representative on behalf of the Member and the LLC. The purpose for which the LLC is formed is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Member shall be the sole “member” of the LLC, as defined in the Act. Whether under this Agreement, under any other agreement or obligation by which the LLC and/or the Member may be bound, or pursuant to applicable law, any action or inaction taken or omitted to be taken by or with the consent of the Member shall bind the LLC. The Member may delegate such power and authority.
Section 2. Term. The term of the LLC commenced with the filing of the Articles of Organization with the Ohio Secretary of State on February 2, 2011. The LLC shall continue in perpetuity, unless and until the Member consents in writing to dissolve the LLC. Upon dissolution the LLC shall be wound up and terminated as provided in the Act, and the Member shall have the authority to wind up the LLC.
Section 3. Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member.
Section 4. Tax Matters. So long as the LLC has only one member, the LLC shall be disregarded as an entity separate from its member, solely for tax purposes, in accordance with Sections 301.7701-1, -2 and -3 of the regulations promulgated under the Internal Revenue Code of 1986, as amended, and the profits, losses, income, loss, deductions, credits and similar items of the LLC shall be allocated accordingly.

Section 5. Distributions. Distributions of cash or property under circumstances not involving the liquidation of the LLC, if any, shall be within the discretion of the Member as to amount, form and frequency. Upon the liquidation of the LLC, the Member shall have power to liquidate or to distribute in kind any and all of the assets of the LLC, and the proceeds of any such liquidation shall be applied and distributed in accordance with the provisions of the Act.
Section 6. Effect of Certain Events on Member Status. As permitted in Section 1705.15 of the Ohio Revised Code, it is agreed that a member of the LLC does not cease to be a member of the LLC merely by virtue of any of the events specified in subsections 1705.15(C), (D), (E), (F), (G), (H), (I) and (J) of the Ohio Revised Code.
Section 7. General Provisions.
(a) No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the LLC or as being enforceable by any party not a signatory hereto. There shall be no third party beneficiaries of this Agreement.
(b) Entire Agreement. This Agreement constitutes the entire “operating agreement” of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.
(c) Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member’s heirs, executors, administrators, successors and assigns.
(d) Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Ohio.
IN WITNESS WHEREOF, the undersigned Member has duly executed this Operating Agreement and Declaration of DSW MS LLC, effective as of the date and year first above written.

DSW INC. (an Ohio corporation)
By:	/s/ William L. Jordan
William L. Jordan,
Executive Vice President, General Counsel